Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Valaris plc:

We consent to the incorporation by reference in the registration statement (Nos. 333‑230813, 333-174611, 333-58625, 333-97757, 333-181593, 333-204294, 333-211588, 333-218440, 333-220859 and 333-225151) on Form S-8 of Valaris plc of our reports dated March 2, 2021, with respect to the consolidated balance sheets of Valaris plc and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, and cash flows for each of the years in the three-year period ending December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Valaris plc.

Our report dated March 2, 2021 with respect to our audits of the consolidated financial statements as of and the three-year period ended December 31, 2020 contains an explanatory paragraph that states that the Company’s operations and its ability to develop and execute its business plan are subject to a high degree of risk and uncertainty associated with the Chapter 11 voluntary petition, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements.

/s/ KPMG LLP
Houston, Texas
March 2, 2021